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                           PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made and entered into as of the __ day of February 1999, by and between JOHN HANCOCK REALTY INCOME FUND - III LIMITED PARTNERSHIP, a Massachusetts limited partnership, having its principal address c/o The Real Estate Investment Group, John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117 (hereinafter "Seller"), and CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership, having an office address of Two Center Plaza, Suite 200, Boston, Massachusetts 02108-1906 (hereinafter "Buyer");

                                WITNESSETH THAT:

         WHEREAS, Seller desires to sell certain improved real property known as the Allmetal Distribution Building and located in Carrollton, Texas, along with certain related personal and intangible property; and

         WHEREAS, Buyer desires to purchase such real, personal, and intangible property in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the parties hereto mutually agree as follows:

         1.       The Property.

                  1.1 Description: Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Buyer agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, "the Property"):

                           1.1.1 Certain land ("the Land") located at 1413
Bradley Lane, Carrollton, Texas, and more specifically described in Exhibit
1.1.1 attached hereto;

                           1.1.2 The building(s) ("the Building"), parking
areas, improvements, and fixtures now situated on the Land ("the Improvements");

                           1.1.3 All furniture, personal property, machinery,
apparatus, and equipment currently used in the operation, repair, and maintenance of the Land and the Improvements and situated thereon, excluding, however, tangible personal property and fixtures of the Improvements which are owned by tenants or which may be removed by tenants under the terms of their leases (collectively, "the Personal Property"). The Personal Property to be conveyed is subject to depletions, replacements, and additions in the ordinary course of Seller's business;

                           1.1.4 All easements, hereditaments, and appurtenances
belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

                           1.1.5 Any street or road abutting the Land to the
center line thereof (to the extent owned by Seller);

                           1.1.6 The leases or occupancy agreements, including
those in effect on the date of this Agreement which are identified on the Schedule of Leases attached hereto as Exhibit 1.1.6, and any new leases entered into pursuant to section 7.3, including all amendments thereto, which as of the Closing (hereinafter defined) affect all or any portion of the Land or the Improvements (collectively, "the Leases"), and any security deposits actually held by Seller with respect to any such Leases;

                           1.1.7 All service, maintenance, supply, or other
contracts relating to the operation of the Property, including those in effect as of the date hereof which are

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listed on Exhibit 1.1.7 hereto and any new contracts entered into pursuant to section 7.2 (together, "the Contracts"), subject to section 5.5 hereof;

                           1.1.8 The name "Allmetal Distribution Building" (if
available)

                           1.1.9 All assignable warranties and guaranties issued
in connection with the Improvements or the Personal Property which remain in effect as of Closing; and

                           1.1.10 All transferable consents, authorizations,
variances or waivers, licenses, permits, and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau, or other entity or instrumentality solely in respect of the Land or the Improvements which remain valid or in effect as of Closing.

                  1.2 Agreement to Convey. Seller agrees to convey, and Buyer agrees to accept, on the Date of Closing: (a) title to the Land and the Improvements by special warranty deed in the condition described in section 6.1, and subject to the Permitted Exceptions (hereinafter defined); and (b) title to the Personal Property, by Bill of Sale (hereinafter defined), without warranty as to the title or the condition of such personalty.

         2. Purchase Price. The Property is to be sold to Buyer for the sum of $2,180,000.00 ("the Purchase Price"), which Buyer shall pay to Seller on the Date of Closing by wiring immediately available Federal funds to such bank account as may be designated by Seller.

         3. Deposit. Within three business days after a fully executed copy this Agreement is given to the Title Company Buyer shall deposit with the Dallas, Texas office of Chicago Title Insurance Company (attention: Ellen Schwab) (the "Title Company") the sum of $100,000.00 by official bank cashier's check or by wire transfer of federal funds simultaneously with the execution of this Agreement as a good faith deposit (hereinafter, said deposit and such interest as is earned thereon shall be referred to as "the Deposit"), which Deposit shall be disposed of in the manner herein provided. If the Closing occurs in accordance with this Agreement, the Deposit shall either be applied against the Purchase Price or returned by Seller to Buyer on the Date of Closing, as hereinafter provided. If this Agreement is terminated, or if either party fails to perform any of its agreements hereunder, the Deposit shall be disposed of in the manner hereinafter provided.

         4. Closing. Subject to the provisions of this Agreement, the Closing Documents shall be delivered at 11:00 o'clock A.M., EST, on February 25, 1999
 ("the Date of Closing"), at the offices of the Title Company, unless otherwise agreed upon in writing.

         5.       Buyer's Review.

                  5.1      Access.

                           5.1. Seller shall promptly upon the execution hereof
make available to Buyer copies of the Contracts and the Leases. Seller agrees to allow Buyer or Buyer's agents or representatives reasonable access to the Property (during business hours) for purposes of any non-intrusive physical or environmental inspection of the Property and review and copying of the Contracts, the Leases, Seller's books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, building and systems plans, income and expense statements, and other matters necessary in the reasonable discretion of Buyer to evaluate and analyze the feasibility of the Property for Buyer's intended use thereof. Buyer shall not conduct or authorize any physically intrusive testing of, on, or under the Property without first obtaining Seller's written consent as to

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the timing and scope of work to be performed, such consent not to be unreasonably withheld.

                           5.1.2 Except as otherwise expressly set forth herein,
Seller makes no representations or warranties as to the truth, accuracy, or completeness of any materials, data, or other information, including without limitation the contents of Seller's or its property manager's books and records, marketing materials prepared by Seller or the Broker, the Leases, the Contracts, rent rolls or income and expense statements, supplied to Buyer in connection with Buyer's inspection of the Property. It is the parties' express understanding and agreement that all such materials are provided by Seller solely for Buyer's convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in making such examination and determination, Buyer shall rely exclusively on its own independent investigation and evaluation of the Property and not on any materials supplied by Seller.

                  5.2 Title and Survey. Seller shall, at Seller's expense, obtain a commitment by the Title Company to issue an owner's policy of title insurance insuring the Land and the Improvements ("the Title Commitment"), and an ALTA survey of the Land prepared by a professional land surveyor licensed in the state in which the Property is located ("the Survey").

                  5.3 Buyer's Right to Object or Terminate.

                      5.3.1 Buyer's Right to Object. Buyer shall have the right, in its sole discretion, on or before 5:00 p.m. EST on February 15, 1999 ("the Approval Date") to make written objection to any matter regarding the Property ("Objection Notice"), which notice must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Buyer's disapproval. The parties shall then have until the later of ten business days after the date of the Notice and the Approval Date (whichever is later, "the Objection Deadline") to make such arrangements or take such steps as they shall mutually agree to satisfy Buyer's objection(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to attempt to cure or agree to attempt to cure any objections, except liens and encumbrances voluntarily created by Seller, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to the Objection Deadline and which recites that it is in response to an Objection Notice. Buyer's sole right with respect to any objections contained in an Objection Notice given in a timely manner shall be to elect on or before the Objection Deadline to terminate this Agreement pursuant to section 5.3.2 hereof. All possible objections regarding title, the Survey, or other matters regarding the Property not included in an Objection Notice given by Buyer to Seller on or before the Approval Date, or with respect to which a timely Objection Notice is given but Seller fails to expressly agree to attempt to cure as provided above, shall be deemed to be approved by Buyer as "Permitted Exceptions" as provided in section 5.4 hereof.

                      5.3.2 Buyer's Right to Terminate. In the alternative, Buyer shall have the right, in its sole discretion, with or without cause, on or before the Approval Date (if Objection Notice has not been given) or the Objection Deadline (if Objection Notice has been given), to terminate its obligation to purchase the Property by giving Seller written notice of termination ("the Termination Notice"). If the Termination Notice is timely given, Seller shall direct the Title Company promptly to return the Deposit to Buyer and neither party shall have any further obligations or liability hereunder except as expressly set forth in this Agreement, including without limitation sections 6.2 and 24 hereof. In the event that Buyer does not tender to Seller the Objection Notice or the Termination Notice prior to the Approval Date or the Objection Deadline, as applicable: (a) the Deposit shall be non-refundable; and (b) Buyer shall have no further rights to the


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Deposit, and no further right to terminate this Agreement, except pursuant to sections 9.1, 13, or 18.1.

                  5.4 Permitted Exceptions. If this Agreement is not terminated, Buyer shall be deemed to have approved and to have agreed to purchase the Property subject to the following (but Seller agrees that the following matters will not be recited in the special warranty deed):

                      5.4.1 All possible title objections, survey objections, and any defects in or to title to the Property or other matters affecting or relating to the title to, or the survey of, or the condition of the Property existing as of the Approval Date and not included in an Objection Notice given by Buyer and/or which Buyer has otherwise approved or is deemed to have approved pursuant to section 5.3.1 hereof;

                      5.4.2 All existing Leases, and all Contracts and Leases which Buyer has approved or is deemed to have approved, or which Seller is permitted to enter into, pursuant to sections 5.5, and 7.3 hereof;

                      5.4.3 the lien of non-delinquent real and personal property taxes and assessments;

                      5.4.4 rights of parties in possession not shown by the public records;

                      5.4.5 discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the Property would disclose and which are not shown by the public records;

                      5.4.6 easements or claims of easements, whether or not shown by the public records;

                      5.4.7 any service, installation, connection, maintenance or construction charges due after Closing, and, subject to the proration provisions hereof, charges for sewer, water, electricity, telephone, cable television or gas; and

                      5.4.8 unrecorded leaseholds, rights of vendors and holders of security interests on personal property installed upon the Property by tenants, and rights of tenants to remove trade fixtures at the expiration of the term of the Leases.

All of the foregoing are referred to herein collectively as the "Permitted Exceptions".

                  5.5 Contracts. On or before the Approval Date, Buyer shall notify Seller in writing as to which of the Contracts Buyer elects to assume at Closing. Seller shall notify the vendors under those Contract(s) which Buyer has not agreed to assume as of Closing that, provided that Closing occurs hereunder, Seller shall terminate such Contracts, effective as of the Date of Closing; provided however if any such non-assumed Contract does not permit Seller to terminate same within thirty (30) days or requires that Seller pay a fee to terminate same prior to Closing, Buyer shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay, or to reimburse Seller for the payment of, the termination fee. Seller agrees that it will terminate the existing property management agreement effectively on or before the Date of Closing.

         6.       Condition of Premises.

                  6.1 Except as otherwise expressly set forth herein, Buyer and Seller agree that Buyer is acquiring the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Except as otherwise expressly set forth herein, neither Seller nor any agents, representatives, or

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employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation to any other party. Buyer acknowledges that the Purchase Price might be higher if Buyer were not acquiring the Property in "as is" condition. Buyer acknowledges that it either has had or will have before the Date of Closing pursuant to the terms of this Agreement the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of all improvements, and the condition of soils and subsurfaces (particularly with respect to the presence or absence of hazardous substances).

                  6.2 After its inspections are completed, Buyer shall restore the Property to its condition prior to Buyer's inspections. Buyer agrees to indemnify Seller for all claims or damages arising out of Buyer's inspections, including, without limitation, claims for personal injury or property damage, and including all costs and attorneys' fees. The obligations in this paragraph shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 5.3.2, 9.1, or 13 hereof.

                  6.3 Excepting the matters set forth in section 8.1, Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future, that Buyer may have relating to (i) the condition of the Property at any time, before or after the Date of Closing, including, without limitation, the presence of any hazardous substance, or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement for any reason.

         7.       Prior to Closing.

                  7.1 Until Closing, Seller or Seller's agents shall:

                      7.1.1 Insurance. Maintain the types and amounts of insurance that are in force on the date of execution hereof.

                      7.1.2 Operation. Operate and maintain the Property substantially in accordance with Seller's past practices with respect to the operation of the Property, and deliver the Property to Buyer at Closing in its present condition, normal wear and tear excepted, subject to section 13 hereof.

                  7.2 New Contracts. Between the date of this Agreement and the Date of Closing, Seller will enter into only those Contracts which Seller believes are necessary to carry out its obligations under section 7.1.2 and which shall be cancelable on not more than thirty (30) days' written notice. If Seller enters into any such Contract, it shall promptly provide written notice thereof to Buyer and unless Buyer, within seven (7) days thereafter, notifies Seller in writing of Buyer's intention to assume such Contract, it shall be treated as a non-assumed Contract under section 5.5 hereof.

                  7.3 New Leases. Between the Approval Date and the Date of Closing, Seller will not execute any new Leases or materially amend, terminate (except upon a default by the tenant thereunder), or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Buyer, which consent shall not be unreasonably withheld (having in mind commercially reasonable matters such as the amount of rent, the term, and the use under the proposed lease, and the proposed tenant's creditworthiness); provided however that Seller is authorized to accept the termination of Leases at the end of their existing terms and to expand, extend, or renew any Leases pursuant to expansion, extension, or renewal options contained therein.


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         8.       Representations and Warranties.

                  8.1 Seller represents and warrants to Buyer as follows:

                      8.1.1 Seller is a limited partnership, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and the state in which the Property is located.

                      8.1.2 Subject to section 9.2 hereof, Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute Seller's legal, valid, and binding obligation enforceable against Seller in accordance with its terms. The consummation by Seller of the sale of the Property is not in violation of or in conflict with, nor does it constitute a default under any term or provision of, the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is a party, or by which Seller is bound, or any provision of any applicable law, ordinance, rule, or regulation of any governmental authority or any provision of any applicable order, judgment, or decree of any court, arbitrator, or governmental authority.

                      8.1.3 The Leases and, to the best of Seller's knowledge, the financial information furnished or to be furnished to Buyer by Seller, are true, correct and complete in all material respects.

                      8.1.4 To the best of Seller's knowledge, there are no hazardous materials on the Property which violate any applicable federal or state environmental laws.

                      8.1.5 Seller has received no notice of any violation or alleged violation of any law affecting the Property, and to the best of Seller's knowledge, no such violation exists.

                      8.1.6 Seller has received no notice of any pending or threatened litigation or governmental proceeding against the Property, and to the best of Seller's knowledge, no such litigation or proceeding exists.

                      8.1.7 All of the Leases are in full force and effect and all tenants are paying rent, as provided in the Leases, and to the best of Seller's knowledge, neither the Seller nor any tenant is default under any Lease.

                  8.2 Buyer represents and warrants to Seller as follows:

                      8.2.1 Buyer is a limited partnership, duly organized, validly existing, and in good standing under the laws of Delaware and the state in which the Property is located.

                      8.2.2 Buyer has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Buyer and constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms, and the consummation and performance by Buyer of the transactions contemplated herein will not result in a violation of or be in conflict with or constitute a default under any term or provision of the organizational documents of Buyer, or any of the terms of provisions of any agreement or instrument to which it is a party, or by which it is bound, or of any term of any applicable law, ordinance, rule or regulation of any governmental authority


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or of any term of any applicable order, judgment, or decree of any court, arbitrator, or governmental authority.

                  8.3 The above-stated representations and warranties will survive the Closing for a period of six months, before the expiration of which the party claiming a breach must have filed an action in a court of competent jurisdiction, and any representation and warranty not specified in such action shall expire. Any such claim shall be limited to actual damages (specifically including reasonable attorneys' fees and expenses and court costs) suffered by the claiming party (specifically excluding consequential, punitive, or other damages), and in no event shall the aggregate of such damages exceed $200,000.00. Buyer acknowledges that Seller has maintained no employees at the Property and that the Property has during Seller's ownership thereof always been managed by a third-party manager, and that Seller has relied upon such manager for knowledge and notice. The words "to the best of Seller's knowledge" in section 8.1 mean to the actual knowledge of Scott E. Morrow, the employee of Seller's general partner who is most familiar with the Property and who have had the most contact with the management company.

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         9.       Conditions Precedent.

                  9.1 Representations and Warranties. Each party's obligation to close hereunder shall be conditioned upon the truth in all material respects as of the Date of Closing of the other party's representations and warranties set forth in section 8 hereof. If on the Date of Closing a representation and warranty is not true, and such representation and warranty either was not true on the date of this Agreement, or was true on the Date of this Agreement but has become untrue as a result of a breach of this Agreement by the party making the representation hereunder, the other party may either seek its remedy pursuant to section 18 hereof, waive this condition and proceed to Closing, or terminate this Agreement by notice to the representing party. If on the Date of Closing a representation and warranty is not true, and such representation and warranty was true on the date of this Agreement and has become untrue not as a result of a breach of this Agreement by the representing party, the other party may either waive this condition and proceed to Closing or terminate this Agreement by notice to the representing party. Upon the representing party's receipt of notice of termination pursuant to this section 9.1, the Deposit shall be refunded and this Agreement shall terminate, and neither party shall be liable to the other for damages or otherwise except as otherwise expressly provided herein.

                  9.2 Seller's Approvals. Seller's obligation to close hereunder shall be conditioned upon the approval of this transaction by Seller's internal committees. If on or before the Approval Date Seller has not notified Buyer that such approval has been granted, such approval shall be deemed not to have been granted, and the Deposit shall be refunded and this Agreement shall terminate, and neither party shall be liable to the other for damages or otherwise except as otherwise expressly provided herein; provided, however, that Seller shall reimburse Buyer for Buyer's reasonable due diligence expenses in an amount not to exceed $10,000.00.

         10.      Adjustments and Prorations.

                  10.1 All taxes, including, without limitation, real estate taxes and personal property taxes, collected rents, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Property (but not including insurance premiums) shall be prorated to the Date of Closing, except that if Seller does not receive the Purchase Price (by receipt of wired funds or by receipt in hand of an official bank cashier's check) by 2:00, EST, on the Date of Closing, all prorations shall be made as of the following business day. If the amount of said taxes, assessments, or rents is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. If such taxes and assessments shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. Buyer shall be responsible for the payment of any assessments or notice of assessments made after the date of execution hereof for any public improvement, provided Buyer takes title hereunder. With respect to security deposits, if any, made by tenants at the Property and actually received in hand by Seller, Buyer shall receive credit therefor in the proration of rents. Any deposits on utilities paid by Seller shall be returned to Seller. The foregoing provisions of this section shall not apply to any taxes, assessments, or other payments, which are directly payable by tenants under their leases or reimbursable by such tenants to the owner of the Property, as landlord, under their leases. On the Date of Closing, Seller shall deliver to Buyer all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Buyer.


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                  10.2 Post-Closing Collections. Buyer shall use commercially reasonable efforts during the twelve (12) month period immediately following the Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Buyer shall apply all rents or other amounts received by Buyer, first for the account of Buyer for amounts currently due to Buyer; second to Seller for any and all amounts due Seller for periods prior to Closing; and the balance to be retained by Buyer.

         11.      Closing Documents.

                  11.1 Seller's Deliveries. Conditioned upon performance by Buyer hereunder, Seller shall execute and deliver to Buyer at the Closing the following documents ("Seller's Closing Documents"):

                      11.1.1 Deed. A special warranty deed conveying marketable title to the Land and the Improvements subject to the Permitted Exceptions.

                      11.1.2 Bill of Sale. A bill of sale, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to the Personal Property.

                      11.1.3 Assignment of Leases. (i) The Leases which are still in effect as of Closing and any new Leases entered into pursuant to section 7.3; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such Leases and security deposits, which will include an indemnification by Seller of Buyer for all landlord obligations accruing prior to the Date of Closing.

                      11.1.4 Assignment of Contracts. (i) Copies of all Contracts relating to the Property which Buyer has elected to assume or which are not terminable by Seller on or before the Date of Closing; and (ii) an assignment of such Contracts, which will include an indemnification by Seller of Buyer for all owner obligations accruing prior to the Date of Closing.

                      11.1.5 Non-Foreign Certificate. A certification that Seller is not a non-resident alien (a foreign corporation, partnership, trust, or estate as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder).

                      11.1.6 Assignment of Warranties and Guaranties. An assignment of all transferable warranties and guaranties then in effect, if any, with respect to the Improvements or any repairs or renovations to such Improvements and the Personal Property being conveyed hereunder.

                      11.1.7 Books and Records. All books and records held at the Property by or for the account of Seller (other than any privileged, proprietary or confidential records), including without limitation plans and specifications and lease applications, as available.

                      11.1.8 Owner's Affidavit. An Owner's Affidavit and such other similar documents as are reasonably required from Seller pursuant to the Title Commitment as a condition precedent to the issuance of an owner's title insurance policy pursuant to the terms thereof.

                      11.1.9 Tenant Estoppel Certificates. Estoppel Certificates executed by the tenants under the Leases, dated not later than fifteen (15) days prior to the Date of Closing, and in all material respects consistent with the rent roll furnished to the Buyer.
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                  11.2 Buyer's Deliveries. Conditioned upon performance by
Seller hereunder, Buyer shall execute and deliver to Seller at the Closing the following documents:

                      11.2.1 Assumption of Leases. An assumption of the Leases and security deposits, which will include an indemnification by Buyer of Seller for all landlord obligations accruing on or after the Date of Closing.

                      11.2.2 Assumption of Service Contracts. An assumption of the Contracts which Buyer has elected to assume, which will include an indemnification by Buyer of Seller for all owner obligations accruing on or after the Date of Closing.

                  11.3 Other Closing Documents. Each party shall deliver to the other party or the Title Company such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as counsel for the other party or the Title Company may reasonably request.

         12. Costs. Buyer shall pay all settlement expenses, except as set forth in the following sentence, in connection with the transfer of the Property, including, but not limited to, real estate transfer taxes, personal property sales taxes, if any, recording fees, Buyer's attorneys' fees, and all other costs and expenses incidental to or in connection with closing this transaction. Seller shall pay only the attorneys' fees, if any, incurred by Seller in connection with this transaction, the costs of obtaining a survey, a title insurance commitment and the premium for the Buyer's owner's policy of title insurance and the Broker's commission, but only if, as, and when the transaction contemplated hereby is fully consummated and the deed is recorded and the full consideration therefor has been received by Seller.

         13. Casualty or Condemnation. In the event that prior to the Date of Closing either the Improvements are damaged or destroyed, in whole or in part, by fire or other cause, or any portion of the Land or the Improvements becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, then either (a) the parties shall proceed with the transaction contemplated herein, in which event Buyer shall be entitled to receive any insurance proceeds (and, if the loss is five percent (5%) or less of the Purchase Price, an amount equal to any deductible under the Seller's casualty insurance policy) or condemnation awards, or (b) in the event such damage, destruction, or condemnation involves, in the reasonable estimation of Seller, a loss in an amount in excess of five per cent (5%) of the Purchase Price, or loss of all or a material portion of access to the Property, Buyer, at its option, may terminate this Agreement by notice to the other within ten (10) days of Buyer's receipt of Seller's notice of such damage or proceeding, in which case the Deposit shall be refunded, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

         14. Insurance. Seller shall not be obligated to assign to Buyer any fire, hazard, or liability insurance policies which it holds respecting the Property, and Seller shall have the right to any and all refunds or rebates resulting from the termination of such policies.

         15. Broker's Commission. Buyer and Seller each hereby warrants and represents to the other that it has dealt with no broker or finder in connection with this transaction except CB Richard Ellis, Inc. ("the Broker"), and that it is not affiliated with the Broker in any way. Buyer and Seller each hereby agrees to indemnify and hold the other harmless from and against any and all claims for brokerage or finder's fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with the indemnifying party in connection with this

Agreement or the consummation of the transaction contemplated hereby. The obligations in this section shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 5.3.2, 9.1, or 13 hereof.

         16. Seller's Performance. The acceptance of Seller's Closing Documents by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained and expressed, except such as are, by the terms hereof, to be performed after the delivery of said instruments.

         17. Recording Prohibited. This Agreement shall not be recorded with Deed Records of Dallas County or in any other office or place of public record. If Buyer shall record this Agreement or cause or permit the same to be recorded, Seller may, at its option, elect to treat such act as a default by Buyer under this Agreement.

         18. Remedies.

             18.1 If Seller defaults under this Agreement, Buyer's sole remedy, at law or in equity, shall be one of either (a) the return of the Deposit to Buyer, whereupon the obligations of Seller under this Agreement shall terminate; or (b) the right to obtain specific performance of Seller's obligation to convey the Property pursuant to this Agreement, provided that in no event shall Seller be obliged to undertake any of the following: (i) change the condition of the Property or restore the same after any fire or casualty; (ii) expend money or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property; (iii) secure any permit, approval, or consent with respect to the Property or Seller's conveyance, or (iv) cure defects objected to by Buyer pursuant to section 5.3.1 hereof. In no event shall any officer, director, employee, agent, or representative of Seller have any personal liability in connection with this Agreement or transaction.

             18.2 If Buyer defaults under this Agreement, the sole remedy of Seller shall be to retain the Deposit, which sum the parties fix and settle as liquidated damages for such default of Buyer.

             18.3 Nothing in this section 18 shall limit the express provisions of this Agreement obligating one party hereto to indemnify the other or to restore the Property, including without limitation sections 6.2 and 24 hereof.

             18.4 In any action to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs.

         19. Assignment. This Agreement may not be assigned by Buyer without the express written consent of Seller, which consent Seller may in its sole discretion withhold, except that Buyer may, without Seller's consent, assign this Agreement to a limited partnership of which Buyer (or a principal of Buyer) or any parent or any majority owned subsidiary of Buyer are the sole general partners. No such assignment shall operate to relieve Buyer from any obligation hereunder.

         20. Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

         21. Time. It is agreed that time is of the essence of this Agreement.

         22. Governing Law. This Agreement shall be construed under the laws of the state in which the Property is located.

         23. Notices. All notices required or permitted to be given hereunder shall be in writing and sent by overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or by personal delivery, in which case notice shall be deemed given on the date received, or by certified mail, in which case notice shall be deemed given three (3) days after the date sent, or by fax (with copy by overnight delivery service), in which case notice shall be deemed given on the date sent, to the appropriate address indicated below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

                  To Seller:        c/o The Real Estate Investment Group
                                    John Hancock Place, P.O. Box 111
                                    Boston, MA  02117
                                    Attention:  Scott E. Morrow
                                    Fax No.:  (617) 572-3860 or 3866
                                    Telephone No.:  (617) 572-3835

                  With Copy To:     John Hancock Mutual Life Insurance Company
                                    Law Department (T-50)
                                    John Hancock Place, P.O. Box 111
                                    Boston, MA 02117
                                    Attention:  Walter Boldys
                                    Fax No.:  (617) 572-9268 or 9269
                                    Telephone No.:  (617) 572-9236

                  To Buyer:         Cabot Industrial Trust
                                    Two Center Plaza, Suite 200
                                    Boston, MA 02108-1906
                                    Attention: Andrew D. Ebbott
                                    Fax No.: (617) 722-8237
                                    Telephone No.: (617) 723-0900

                  With Copy to:     M. Marvin Katz
                                    Mayer, Brown & Platt
                                    700 Louisiana, Suite 3600
                                    Houston, TX 770022
                                    Fax No.: (713) 224-6410
                                    Telephone No.: (713) 546-0513

         24. Confidentiality. Buyer shall not disclose the financial and economic terms and conditions of the transaction contemplated herein except as may be necessary in the ordinary course of its business. All press releases or other dissemination of information to the media, or responses to requests from the media, for information relating to the transaction contemplated herein shall be subject to the prior written approval of Seller; provided that, following the Closing, Seller's approval shall not be unreasonably withheld or delayed. The obligations in this section shall survive the Closing or termination of this Agreement for any reason.

         25. Entire Agreement. This instrument, executed in duplicate, sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer.

         26. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         27. Limitation of Liability. Any obligation or liability whatsoever of Buyer which may arise at any time under this Agreement or any obligation or liability which may be incurred by Buyer pursuant to any other instrument, transaction or undertaking contemplated hereby shall not be personally enforceable against the trustees, shareholders, officers, employees or agents of the Buyer, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise. The seller agrees to look solely to the property of the Buyer for the satisfaction of any obligation or liability of Buyer.

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

                                 SELLER:
                                 JOHN HANCOCK REALTY INCOME FUND -
                                 III LIMITED PARTNERSHIP

                                 BY: John Hancock Realty Equities, Inc.,
                                       Its General Partner

                                       By: _____________________________
                                             Scott E. Morrow,
                                             Assistant Vice President


                                 BUYER:

                                 CABOT INDUSTRIAL PROPERTIES, L.P., a
                                 Delaware limited partnership

                                 BY: Cabot Industrial Trust,  a Maryland real
                                     estate investment trust, its General
                                     Partner

                                       By:______________________________

                                  EXHIBIT 1.1.1

                              PROPERTY DESCRIPTION

Tract 1:

BEING a tract of land in the Josiah Ashlock Survey, Abstract No. 24, Denton County, Texas, and being out of Block F of Trinity Mills - IH 35 Business Park Section Two, an Addition to the City of Carrollton as recorded in Volume C, Page 24 of the Map Records of Denton County, Texas and being more particularly described as follows:

BEGINNING at an iron rod found at the most Southerly and Easterly point of 5.0 foot corner clip at the intersection of the South line of Bradley Lane (60 foot wide right-of-way), West line of Dickerson Parkway (140 foot right-of-way);

THENCE South 1 degree 13 minutes 00 seconds East along, said West line, a distance of 326.50 feet to an iron rod found for corner being on the centerline of a railroad, drainage, and public utility easement (63.0 feet wide) as recorded in Volume 1058, Page 575, Deed Records, Denton County, Texas;

THENCE South 88 degrees 47 minutes 00 seconds West, along said centerline, a distance of 397.00 feet to an iron rod set for corner;

THENCE North 1 degree 13 minutes 00 seconds West, departing said centerline, a distance of 331.50 feet to a 60d nail found for corner, being on the South line of said Bradley Lane;

THENCE North 88 degrees 47 minutes 00 seconds East along said South line, a distance of 392.00 feet to a set iron rod being the most Northerly and Westerly point of said corner clip;

THENCE South 46 degrees 13 minutes 00 seconds East a distance of 7.07 feet to the POINT OF BEGINNING AND CONTAINING 131,593 square feet or 3.021 acres of land, more or less.

NOTE: SELLER DOES NOT REPRESENT THAT THE ABOVE ACREAGE AND/OR SQUARE FOOTAGE CALCULATIONS ARE CORRECT.

Tract 2:  (Easement)

A non-exclusive easement interest in common with Grantor, its successors and assigns, as created in that certain easement recorded in Volume 1058, Page 575, Deed Records, Denton County, Texas, to the extent such easement runs with the above described property, and covering the land described as follows:

Parcel A

BEING a tract of land situated in the Josiah Ashlock Survey, Abstract No. 24 in the City of Carrollton, Denton County, Texas and being more particularly described as follows:

BEGINNING at a point that is South 88 degrees 47 minutes 00 seconds West, 215.80 feet from the point of intersection of the West line of Eisenhower Street (a 60 foot right-of-way) with the North line of Trinity Mills - IH 35 Business Park, Section One an addition to the City of Carrollton according to the map thereof, recorded in Volume 80141, Page 1069, Deed Records, Dallas County, Texas and in Plat Cabinet B, Page 225-227, Map Records, Denton County, Texas;

THENCE South 88 degrees 47 minutes 00 seconds West, 75.54 feet continuing along the said North line of Trinity Mills - IH 35 Business Park Section One;

                                   DESCRIPTION

THENCE NORTH 49 degrees 20 minutes 06 seconds East, 455.00 feet to a point for corner;

THENCE South 01 degrees 13 minutes 00 seconds East, 62.16 feet to a point for corner;

THENCE South 49 degrees 20 minutes 06 seconds West, 357.17 feet to the POINT OF BEGINNING and containing 0.447 acres or 19,492 square feet of land, more or less.

NOTE: COMPANY DOES NOT REPRESENT THAT THE ABOVE ACREAGE AND/OR SQUARE FOOTAGE CALCULATIONS ARE CORRECT.

Parcel B:

BEING a tract of land situated in the Josiah Ashlock Survey, Abstract No. 24 in the City of Carrollton, Denton County, Texas and being more particularly described as follows:

COMMENCING at a point that is the Northeast corner of Trinity Mills IH - 35 Business Park, Section One, an addition to the City of Carrollton as recorded in Volume 80141, Page 1069, Deed Records, Dallas County, Texas and in Plat Cabinet B, Page 225-227, Map Records, Denton County, Texas;

THENCE South 88 degrees 47 minutes 00 seconds West, 140.00 feet;

THENCE North 1 degree 13 minutes 0 seconds West, 331.50 feet to the POINT OF BEGINNING;

THENCE South 88 degrees 47 minutes 00 seconds West, 1,649.00 feet to a point for corner;

THENCE North 01 degrees 13 minutes 00 seconds West, 31.50 feet to a point for corner;

THENCE North 88 degrees 47 minutes 00 seconds East, 1,649.30 feet to a POINT for corner;

THENCE South 01 degrees 13 minutes 00 seconds East, 31.50 feet to the POINT OF BEGINNING and containing 1.193 acres or 51,953 square feet of land, more or less.

NOTE: SELLER DOES NOT REPRESENT THAT THE ABOVE ACREAGE AND/OR SQUARE FOOTAGE CALCULATIONS ARE CORRECT.

Tract 3:  (Easement)

A non-exclusive easement interest in common with Grantor, its successors and assigns, as created in that certain easement recorded in Volume 1058, Page 578, Deed Records, Denton County, Texas, to the extent such easement runs with the above described property, covering the land described as follows:

BEING a tract of land situated in the Josiah Ashlock Survey, Abstract No. 24 in the City of Carrollton, Denton County, Texas and being more particularly described as follows:

COMMENCING at a point that is the Northeast corner of Trinity Mills IH-35 Business Park, Section One, an addition to the City of Carrollton as recorded in Volume 80141, Page 1069 of the Deed Records of Dallas County, Texas, and in Plat Cabinet "B" at Page 225-227 of the Map Records of Denton County, Texas;

THENCE South 88 degrees 47 minutes 00 seconds West, 140.00 feet;

THENCE North 1 degree 13 minutes 00 seconds West, 300.00 feet to the POINT OF BEGINNING;

THENCE South 88 degrees 47 minutes 01 seconds West, 1405.05 feet to the beginning of a curve to the left having a central angle of 34 degrees 05 minutes 22 seconds and a radius of 435.78 feet;

THENCE along said curve 259.27 feet to the end of said curve;

THENCE North 1 degree 13 minutes 00 seconds West, 106.33 feet to a point for a corner;

THENCE North 88 degrees 47 minutes 00 seconds East, 1649.30 feet to a point for a corner;

THENCE South 1 degree 13 minutes 00 seconds East, 31.50 feet to the POINT OF BEGINNING and containing 57,823 square feet or 1.327 acres of land, more or less.

NOTE: SELLER DOES NOT REPRESENT THAT THE ABOVE ACREAGE AND/OR SQUARE FOOTAGE CALCULATIONS ARE CORRECT.

Tract 4:  (Easement)

A non-exclusive easement for vehicular ingress and egress as created in that certain Reciprocal Easement Agreement recorded in Volume 1781, Page 448, Deed Records of Denton County, Texas, to the extent such easement runs with the above described property, covering the land described as follows:

BEING the Easternmost seventeen feet (17') of the property described as follows:

BEING a tract of land of the Josiah Ashlock Survey, Abstract No. 24, Denton County, Texas, and being out of Block F of Trinity Mills - IH 35 Business Park, Section Two, an addition to the City of Carrollton as recorded in Volume C, Page 24, Map Records, Denton County, Texas, and more particularly described as follows:

BEGINNING at a set "x" on the South line of Bradley Lane (60 foot right-of-way), said point being 392.00 feet North 88 degrees 47 minutes East from the Easterly most point of a 5 foot corner clip at the intersection of the said South line and the East line of Eisenhower Street (60 foot right-of-way);

THENCE North 88 degrees 47 minutes 00 seconds East along the said South line a distance of 855.30 feet to a found nail for a corner;

THENCE South 1 degree 13 minutes 00 seconds East, departing said South line a distance of 331.50 feet to a point for corner being on the centerline of a railroad, drainage and public utility easement (63.0 feet wide) as recorded in Volume 1058, Page 575, Deed Records, Denton County, Texas;

THENCE South 88 degrees 47 minutes 00 seconds West along the said centerline of
855.30 feet to a point for a corner;

THENCE North 1 degree 13 minutes 00 seconds West departing said centerline a distance of 331.50 feet to the POINT OF BEGINNING AND CONTAINING 283,532 square feet or 6.509 acres of land, more or less.

NOTE: SELLER DOES NOT REPRESENT THAT THE ABOVE ACREAGE AND/OR SQUARE FOOTAGE CALCULATIONS ARE CORRECT.

                                  EXHIBIT 1.1.6

                                     Leases

Lease by and between The Travelers Insurance Company, as Landlord, and Allmetal, Inc., as Tenant, dated May 17, 1991, as amended by Amendment to Lease Agreement by and between Seller, as Landlord, and Allmetal, Inc., as Tenant, dated as of July 17, 1997.

                                  EXHIBIT 1.1.7

                                SERVICE CONTRACTS
                                1413 BRADLEY LANE
                                  As of 10/1/98

Landscaping Contract:

      Contractor:              VMC Landscape Services
     Address:                  2561 Merrell Drive
     Address:                  Dallas, TX 75229
     Telephone:                (972) 481-1616
     Contact:                  Mark Slicker
     Effective Date:           2/8/98
     Term:                     1 year
     Cancellation
     Terms:                    30 day cancellation with 48 hour Cancellation in
                               the event of a sale of the property
     Costs:                    $463/ month
     Comments:                 Service contract for mowing, edging,
                               fertilization, trimming, weed control within the property line. Contract also provides three seasonal color changes per year.



Sweeping Contract:

     Contractor:               Majestic Cleaning Services, Inc.
     Address:                  1000 Post and Paddock, Suite 405
     Address:                  Grand Prairie, Texas 75050
     Telephone:                (972) 660-5440
     Contact:                  Peter Salondikis
     Effective Date:           3/1/98
     Term:                     1 year
     Cancellation
     Terms:                    30 day cancellation with 48 hour cancellation in
                               the event of a sale of the property
     Costs:                    $35/month, which includes two sweeps a month.
     Comments:                 Service has been good.

Exterior Window Cleaning Contract:

     Contractor:               Task Services
     Address:                  1105 Recan
     Address:                  Bonham, TX 75418
     Telephone:                (903) 583-5985
     Contact:                  Joe Shellman
     Effective Date:           1/1/93
     Term:                     MTM
     Cancellation
     Terms:                    30 day cancellation required
     Costs:                    $44/quarter for exterior window cleaning.
     Comments:                 Service has been good.

Exterior Grounds Policing:

     Contractor:               D Box Commercial Property Maintenance Services
     Address:                  P.O. Box 667
     Address:                  Euless, TX 76039
     Telephone:                (817) 488-1309
     Contact:                  Dennis Box
     Effective Date:           9/28/98
     Term:                     1 year
     Cancellation
     Terms:                    30 day cancellation with 48 hour cancellation in
                               the event of a sale of the property
     Costs:                    $145.16/month for exterior trash pick ups and
                               broom sweeping twice per week
     Comments:                 Service has just started